Exhibit 10.7

Execution Copy
Privileged & Confidential

EXCLUSIVE IP LICENSE AGREEMENT

This EXCLUSIVE IP LICENSE AGREEMENT (together with all Exhibits hereto, this “Agreement”) is executed as of April 9, 2021 (the “Execution Date”) and entered into by and between SF Motors, Inc., d/b/a SERES (the “Licensor”), a Delaware corporation and Electric Last Mile, Inc. (“Licensee”), a Delaware corporation (collectively, the “Parties,” or each, individually, a “Party”).

RECITALS:

WHEREAS, Licensor has the right to use certain Licensed Intellectual Property (defined below) related to the manufacture and design of urban utility and commercial vehicles currently designated as Licensor’s EC35 and D51 models, including skateboards used for urban utility truck, cargo van, and open bed truck vehicles ;

WHEREAS, Licensor wishes to license the Licensed Intellectual Property for the Licensed Products to Licensee and Licensee wishes to obtain such a license, in each case, on the terms and conditions set forth herein; and

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants set forth herein and for other good and valuable consideration, the adequacy, receipt, and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

1.      Definitions. For purposes of this Agreement, the following terms have the following meanings:

“Affiliate” of a Person means any other Person that, at any time during the Term, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” for purposes of this definition means the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise/direct or indirect ownership of more than fifty percent (50%) of the voting securities of a Person, and “controlled by” and “under common control with” have correlative meanings.

“Copyleft Terms” means any terms of a license commonly referred to as an open source, free Software, copyleft, or community source code license (including the GNU General Public License, GNU Lesser General Public License, Affero General Public License, or Mozilla Public License) or any similar license, in each case that includes the following requirement as a condition of use, modification, or distribution of any material subject to that license: (a) such software, or anything combined or distributed with such licensed material, is required to be: (i) disclosed or distributed in source code form; (ii) licensed for the purpose of making derivative works; or (iii) redistributable at no charge; or (b) the imposition of restrictions on future patent licensing or enforcement.

“Improvement” means, with respect to any Licensed Intellectual Property, any improvement, enhancement, updates, invention (whether or not patentable), variation, derivative work, modification, or adaptation of such Intellectual Property.

“Intellectual Property” means all intellectual property and industrial property rights, including all: (a) works of authorship and expressions, whether or not copyrightable, including copyrights, designs, author, performer, moral and neighboring rights, and all registrations, applications for registration and renewals of such copyrights, and all unregistered design rights, design registrations, design patents, and applications for any of the foregoing (“Copyrights and Design Rights”); (b) trade secrets, business and technical information and know-how and other confidential and proprietary information and all rights therein (“Know-How”); (c) software and firmware, including data files, source code, object code, application programming interfaces, architecture, files, records, schematics, algorithms, data collections, computerized databases, and other related specifications and documentation (“Software”); (d) patents (including all reissues, divisionals, provisionals, continuations and continuations-in-part, re-examinations, renewals, substitutions and extensions thereof), patent applications, and other patent rights and any other government-issued indicia of invention ownership, including inventor’s certificates, petty patents, and patent utility models (“Patents”), provided that, “Patents” does not include any unregistered design rights, design registrations, design patents, and applications for any of the foregoing; and (e) trademarks, service marks, trade names, brand names, logos, trade dress, and other similar designations of source, sponsorship, association, or origin, together with the goodwill connected with the use of and symbolized by, and all registrations, applications, and renewals for, any of the foregoing (“Trademarks”), provided that “Trademarks” does not include any unregistered design rights, design registrations, design patents, and applications for any of the foregoing.

“Licensed Intellectual Property” means the following Intellectual Property of EC35 and D51 models that are owned by Licensor and Chongqing SOKON Industry Group Stock Co., Ltd. (hereafter called “Sokon”) and used in the design, manufacture, development, market, sell, offer to sell, or commercialize the Licensed Products as such Licensed Products are designed, manufactured, marketed and sold as of the Execution Date: (a) Copyrights and Design Rights, including drawings, plans, specifications, and other engineering documentation, quality control and testing plans, databases, and data collections, and all other written documentation related to the Licensed Products; (b) Know-How, including technical documents for welding, painting and assembling (including 3D data, 2D drawing, technical standard, BOM list), technical protocol, electrical diagram, manufacturing process and flow, configuration data, performance parameters, technical index, technical reports, test reports(if any), operation guidance, and other related technical knowledge, experience, methods or the combination that are not known to the public ; and (c) trade secrets, business and technical information and other confidential and proprietary information and rights; provided that, for clarity, “Licensed Intellectual Property” does not include any Patents, any Trademarks, any software, the product Model Name “EC35” and “D51“, any Copyright or Design Rights in connection with the design of the styling of headlights of the Licensed Product, or any Intellectual Property owned by any party other than Licensor and its affiliates. A complete list of all Licensed Intellectual Property is attached hereof as Exhibit A.

“Licensed Products” means urban utility or commercial vehicles currently designated as Licensor’s EC35 and D51 models, including skateboards used for urban utility truck, cargo van, and open bed truck vehicles described in Exhibit B. License Products do not include headlights of both the EC35 and the D51 models, or any parts or components to the vehicles that are supplied by third parties.

“Person(s)” means an individual, corporation, partnership, joint venture, limited liability company, governmental authority, unincorporated organization, trust, association, or other entity.

“Territory” means the United States of America (including all territories and possessions), Canada, and Mexico.

“Use” shall mean to use, practice, reproduce, distribute, display, make, have made, sell, offer to sell, import, export, provide, and commercialize, conduct research and development and to make Improvements, including in each case to commercialize products and services thereunder.

2.      Licenses.

2.1        Grant. Subject to the terms and conditions set forth herein, Licensor hereby grants to Licensee during the Term (defined below) a non-sublicensable, non-transferable, perpetual (subject to early termination of this Agreement), irrevocable, royalty-bearing (subject to Section 2.10 and 3.2), exclusive as to the Territory (as further described in Section 2.1(a) and subject to Sections 2.2(b) below) right and license under the Licensed Intellectual Property to make, have made, use, import, sell, and offer for sale the Licensed Products in the Territory and to Use the Licensed Intellectual Property in connection with Licensed Products in the Territory.

2.1(a) Exclusivity For clarity, unless otherwise terminated pursuant to Section 2.1(b) below, between the Execution Date and the thirtieth year anniversary of the Execution Date, Licensor shall not authorize or grant others any right under the Licensed Intellectual Property to make, have made, import, use, market, offer for sale or sell (a) any vehicles that are similar to or compete with the Licensed Products in the Territory; or (b) any vehicles outside the Territory where Licensor knows (or would reasonably be expected to know) that such vehicle is intended for sale, offer for sale, commercialization within the Territory. Nothing in this Agreement intends to restrict Licensor from making, importing, using, marketing, or selling any products (including the Licensed Products) within or outside the Territory.

2.1(b) Termination of Exclusivity In the event that that the aggregate Licensed Product sold by Licensee during the two-year period following the Effective Date does not exceed 10,000 (the “First Exclusive Milestone”), Licensor’s obligations ser forth in Section 2.1(a) above shall terminate as of the second anniversary of the Effective Date and the license granted to Licensee shall become a non-exclusive license thereafter. In the event that First Exclusive Milestone is achieved, and the aggregate Licensed Product sold by Licensee during the ten-year period following the Effective Date does not exceed 100,000 (the “Second Exclusive Milestone”), Licensor’s obligations ser forth in Section 2.1(a) above shall terminate as of the tenth anniversary of the Effective Date and the license granted to Licensee shall become a non-exclusive license thereafter. In the event that both the First Exclusivity Milestone and the Second Exclusivity Milestone are achieved, Licensor’s obligations ser forth in Section 2.1(a) above shall terminate as of the thirtieth anniversary of the Effective Date and the license granted to Licensee shall become a non-exclusive license thereafter. Parties hereby acknowledge and agree that the milestones and the possible termination of Exclusivity rights are fair and reasonably business arrangements. Any early termination of Licensee’s Exclusive rights pursuant to this Section 2.1(b) shall not change in any manner the amount or the payment schedule of the Royalty Payment set forth in Section 3.1.

2.2        Technology Transfer to ELMS. In exchange of Licensor’s receiving of the Fixed Royalty Fee (as defined in Section 2.10 below), the Parties will complete the transfer from Licensor to Licensee of all materials and information related to the Licensed Intellectual Property, the specific time is subject to subsequent confirmation by both parties. Licensor shall use commercially reasonable efforts to obtain all relevant technology, other necessary information and assistance from relevant Third Parties, if reasonably required. For clarity, Licensor is not required to transfer any materials or information related Licensed Intellectual Property unless and until the Fixed Royalty Payment is received.

2.3        Disclosure. At Licensee’s request, Licensor will disclose or deliver to Licensee the Licensed Intellectual Property used by Licensor in design or manufacture of any Licensed Products, together with the general and specific knowledge, technical documentation, technical support, manufacturing, assembly and product processes and techniques, experience, information, and any other relevant materials owned by Licensor if such materials and information are listed in Exhibit A.

2.4        Intellectual Property Ownership; Rights with Respect to Improvements. (a) The Parties agree that as between the Parties, Licensor solely and exclusively owns all Licensed Intellectual Property that existed as of the Execution Date (collectively, the “Foundation IP”), subject only to the licenses granted to Licensor pursuant to this Section 2, and nothing in this Agreement shall be construed as transferring any ownership interest in the Foundation IP. (b) The Parties agree that as between the Parties, Licensor solely and exclusively owns all right, title, and interest in and to any Intellectual Property that is created, conceived, authored, discovered, reduced to practiced, or otherwise developed solely by Licensor after the Effective Date. (c) Any Improvement of the Foundation IP developed by Licensee under this Agreement for manufacturing and distribution in the Territory (“Derivative IP”) shall be solely and exclusively owned by Licensee, provided that (x) the foregoing is not intended to be, and shall not be construed as, a grant of any rights or license by Licensor to Licensee of any rights of Licensor’s intellectual property that are not Licensed Intellectual Property, (y)Licensee’s rights, if any, in the Derivative IP shall be subject to Licensor’s intellectual property rights in any technology from which such Derivative IP were derived, and (z) no license under any Licensor’s Patent is granted hereunder by Licensor to Licensee with respect to such Derivative IP or otherwise. (e) Licensee hereby grants Licensor, Sokon and their affiliates a non-exclusive, perpetual, irrevocable, worldwide, royalty-free, fully paid-up, non-assignable, non-sublicensable right and license under the Derivative IP, excluding Trademarks, to make, have made, use, sell, offer for sale, import, export and otherwise Use and exploit the Derivative IP in connection with the Licensed Products.

2.5        Intentionally Omitted.

2.6        Licensor’s Representations and Warranties. As of the date of the commencement of the TERM (except for such representations and warranties that speak as of a particular date), Licensor represents and warrants that:

(a)        Licensor has the full right, power, and authority to execute and deliver this Agreement and to grant the license granted in Section 2.1 hereof and perform its obligations hereunder.

(b)        Licensor (i) has, and throughout the Term will retain, the right necessary to grant the license granted to Licensee hereunder, and (ii) within the Territory, has not granted, is not under any obligation to grant, and will not grant during the Term to any third party any license, lien, option, encumbrance, or other contingent or non-contingent right, title, or interest in or to the Licensed Intellectual Property that conflicts with the rights and licenses granted to Licensee hereunder.

(c)        To the knowledge of Licensor, in the Territory there is no settled, pending, or threatened litigation, opposition, or other claim or proceeding challenging the validity, enforceability, ownership, registration, or use of the Licensed Intellectual Property in connection with Licensee’s uses permitted hereunder in the Territory.

(d)        Licensor has not brought or threatened any claim against any third party alleging infringement of the Licensed Intellectual Property, nor to its knowledge, is any third party infringing or threatening to infringe the Licensed Intellectual Property in the Territory.

2.7        (a) Disclaimer of Other Warranties. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES SET FORTH HEREIN, NEITHER PARTY MAKES ANY WARRANTY WHATSOEVER WITH RESPECT TO THE LICENSED PRODUCTS, THE SPECIFICATIONS, TRADE NAMES AND/OR TRADEMARKS THEREFOR, OR ANY OF THE OTHER INFORMATION PROVIDED BY EITHER PARTY TO THE OTHER PARTY PURSUANT TO THIS AGREEMENT, AND NEITHER PARTY GIVES OR MAKES ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND, EXPRESS OR IMPLIED AND WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, NO IMPLIED WARRANTY OF MERCHANTABILITY, NO IMPLIED WARRANTY OF FITNESS FOR ANY PARTICULAR PURPOSE, AND NO IMPLIED WARRANTY ARISING BY USAGE OF TRADE, COURSE OF DEALING OR COURSE OF PERFORMANCE, IS GIVEN OR MADE OR SHALL ARISE BY OR IN CONNECTION WITH ANY USE, MANUFACTURE, DISTRIBUTION, IMPORTATION, OFFER FOR SALE, COMMERCIALIZATION OR SALE OF ANY LICENSED PRODUCT BY LICENSEE OR ITS CUSTOMERS, OR LICENSOR’S AND/OR CUSTOMER’S CONDUCT IN RELATION THERETO OR TO EACH OTHER. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES SET FORTH HEREIN,

(b)        All THE LICENSED INTELLECTUAL PROPERTY, ALL RIGHTS, MATERIALS, AND INFORMATION IN CONNECTION WITH THE LICENSED INTELLECTUAL PROPERTY UNDER THIS AGREEMENT ARE PROVIDED “AS-IS” AND WITHOUT WARRANTY OF ANY KIND, WHETHER EXPRESS, IMPLIED, STATUTORY OR OTHERWISE. Licensor specifically disclaims all implied warranties and conditions of noninfringement, merchantability, and fitness for a particular purpose with respect to the Licensed Intellectual Property. Licensee acknowledges that it obtains the license and uses the Licensed Intellectual Property in the Territory at Licensees’ own risk, including the risk of infringement of intellectual property rights of third parties. Despite Licensor’s representation and warranties in Section 2.6 of this Agreement, this Section 2.7(b) shall supersedes Section 2.6.

(c)        Without limiting Sections 2.7(a) and (b) above, Licensor makes no warranty or representation of any kind that the Licensed Products are in compliance with applicable laws and regulations for marketing and sale in the Territory. Parties agree that Licensor is not required, and has no obligation, to conform the Licensed Products to comply with laws or regulation applicable for sale in the Territory. Subject to the terms and conditions of this Agreement, Licensor may at its own expenses develop the Licensed Intellectual Property to conform the Licensed Products to comply with applicable laws and regulations for sale in the Territory. To the extent any modification or alteration to the Licensed Products are necessary to make such product in compliance with applicable laws and regulations in the Territory, Licensee shall submit such necessary modifications or alterations to Licensor for approval at Licensor’s sole discretion. Licensor is not responsible for, and Licensee shall hold Licensor harmless, against any products liability claims raised by Licensee’s customers or end users of Licensee’s products sold in the Territory incorporating the Licensed Intellectual Property (including any Improvement or Derivative IP).

2.8        Use of Licensor’s Patents and Trademarks and other Identifiers. Except as expressly provided under this Agreement or by other written agreement of the Parties, Licensee is granted no license or other right to use any of the Licensor’s Patents, Trademarks, or product, part, SKU or other identification numbers (including Model Numbers EC35 and D51), and agrees to refrain from using (a) any such Patents and (b) any Trademarks or identification number confusingly similar to Licensor’s Trademarks or identification numbers used by Licensor as of the Effective Date. For all kinds of logos and product codes in the Licensed Products, Licensee shall be responsible to eliminate legal risks in the Territory.

2.9        Geographic Restriction. During the Term, Licensee shall not make any sale of Licensed Products for delivery, or known to Licensee (or reasonably be expected to know by Licensee) to be for ultimate use, outside of the Territory.

2.10        Royalty Payment. The Parties agree that Licensee shall pay Licensor (i) a royalty payment at the amount of USD 5,000,000 (the “Fixed Royalty Fee”) within 30 days of the Effective Date in exchange for the technology transfer to licensee (see 2.2 for details); and (ii) one hundred US dollars ($100.00 USD) royalty fee per Licensed Product vehicle (for the first 100,000 units) (“Unit Royalty Fee”) sold by Licensee within the Territory. For clarity, after payments of both the Fixed Royalty Fee and the Unit Royalty Fee for the first 100,000 units of Licensed Product vehicles have been made (the “Paid Up Date”), no further Unit Royalty Fee shall be due or payable and the license granted to Licensee pursuant to this Agreement shall be fully paid up. Licensee shall keep accurate records of all sales of Licensed Product vehicles and prior to the Paid Up Date, shall submit to Licensor a quarterly report (“Quarterly Report”) within thirty (30) days after the end of each calendar quarter, indicating its total sales of Licensed Product vehicles for the immediately preceding quarter and the amount of Unit Royalty Fees due to Licensor. Licensee shall also submit payment to Licensors of all Unit Royalty Fees for the immediately preceding quarter with the Quarterly Report. All payments hereunder shall be made in United States Dollars. Payments to Licensor by Licensee shall be made by check or wired to an account in a bank designated by Licensor and the costs of any such remittance shall be borne by Licensee. Any overdue amounts payable by Licensee hereunder shall bear interest compounded monthly at the prime lending rate for United States Dollars published from time to time plus five percent (5%) per annum, or, if lower, the maximum amount allowed by applicable law, from the due date until the date of payment.

2.11        Service Support. At Licensee’s request, Licensor or its Affiliates may provide service support to assist Licensee in the resolution and implementation of the relevant know-how, including engineering, manufacturing training, and other services required in connection with the Licensed Intellectual Property (the “Services”). The specific service fee and terms shall be subject to separate negotiation and execution of a separate technical service agreement between the Parties.

2.12        Records and Licensor Audit Rights. During the Term of this Agreement and for two (2) years after termination of this Agreement, Licensor or its audit-related agents shall have access to, and Licensee shall maintain, any books, documents, records, papers, or other materials of Licensee related to this Agreement and the manufacture and sale of Licensed Product vehicles (the “Relevant Records”). Licensee shall establish and maintain a reasonable accounting system that enables Licensor and its audit-related agents to identify Licensee’s sales of Licensed Product vehicles. Licensee shall maintain a system of internal controls to prevent the payment of bribes and provide reasonable assurance that financial statements and reporting are accurate. False, misleading, incomplete, inaccurate, or artificial entries in the books and records are prohibited. No more than three times during each calendar year of the Term prior to the Paid Up Date and no more than three times each calendar year after the Paid Up Date, Licensor may audit Licensee’s Relevant Records solely to the extent necessary to verify the accuracy of Licensee’s payment of Royalty Fees hereunder. Licensor will provide Licensee with at least five (5) days’ written notice of Licensor’s intent to exercise such audit rights under this provision. The Relevant Records and, if requested, relevant employees, shall be made available to Licensor or its audit-related agents during normal business hours at the Licensee’s office or place of business. If no such location is available, then the Relevant Records, and if requested, relevant employees, shall be made available at a time and location that Licensor will determine.

3.     Termination.

3.1        This Agreement shall become Effective upon the Closing of the transactions contemplated that certain agreement (the “Merger Agreement”) captioned “AGREEMENT AND PLAN OF MERGER,” by and among Forum Merger III Corporation, a Delaware corporation (“Parent”), ELMS Merger Corp., a Delaware corporation and a wholly owned Subsidiary of Parent, and Licensee (the “Effective Date”). If the Closing of the Merger Agreement has not taken place on or prior to June 30, 2021, Licensor may terminate this Agreement.

3.2.        Termination Events. This Agreement may be terminated as follows: (a) by mutual written consent of the Parties; (b) by either Party, in the event that the other Party defaults in the performance of any of its material obligations set forth in this Agreement, at any time during the continuance of such default, upon not less than ninety (90) days’ written notice to the Party in default, specifying such default, unless within such ninety (90) day period such default specified therein has been remedied; or (c) by either Party, in the event that the other Party becomes the subject of a voluntary or involuntary petition in bankruptcy or any proceeding relating to insolvency, receivership, liquidation, or composition for the benefit of creditors and such petition or proceeding is not dismissed with prejudice within sixty (60) days after filing, then the notifying Party may terminate this Agreement effective thirty (30) days after providing written notice of termination to such Party.

3.3.        Licensee Default and Licensor Termination.

(a)        Licensor has the right to Terminate this Agreement when one of the following events (“Licensee Default”) occurs.

(i) Licensee fails to pay the Fixed Royalty Fee in accordance with Section 2.10 and such failure remains uncured for 3 days after receiving a written notice of payment from Licensee.

(ii) Licensee fails to pay the Unit Royalty Fee in accordance with Section 2.10 and such failure remains uncured for 3 days after receiving a written notice of payment from Licensee.

(iii) Licensee submits a Quarterly Report that is inaccurate in material aspects.

(iv) Licensee refuses to cooperate with Licensor’s exercising the audit right set forth in Section 2.15.

(v) Licensee’s violation of Section 2.1, including without limitation, sublicenses of the Licensed Intellectual Property without Licensee’s express authorization, or use the Licensed Intellectual Property beyond the Territory, and such violation remains uncured for 30 days after receiving a written notice from Licensee demanding for cure.

(b)        If the Agreement is terminated by Licensor due to any Licensee Default, Licensee shall be responsible for the Unit Royalty Fee Payment due and payable prior to such termination, and any loss and damages incurred to Licensor.

3.4.        Effect of Termination. Termination of this Agreement shall not relieve either Party of any of its obligations accrued hereunder prior to the effective date of termination. Neither Party will be entitled to any compensation or reimbursement for inability to recoup any investment made in connection with performance under this Agreement, loss of prospective profits or anticipated sales or other losses occasioned by termination of this Agreement pursuant to its terms. Upon termination of this Agreement, the license set forth in Section 2.1 shall automatically terminate and Licensee shall promptly cease all use of the Licensed Intellectual Property. Licensee’s use of the Licensed Intellectual Property thereafter will constitute infringement of Licensor’s rights and shall be responsible for such infringement. For clarity, all licenses in and to existing Licensed Products that were manufactured or sold prior to the effective date of termination will survive.

4.     Assignment.

Except as permitted by this Agreement, neither Party shall assign, transfer, or delegate, any of its rights or obligations under this Agreement, in whole or in part, whether voluntarily or by operation of law, without the prior written consent of the other Party. Any attempted assignment or delegation in violation of this Section 4 shall be null and void. This Agreement is binding upon and will inure to each Party’s respective permitted successors in interest and permitted assigns.

5.     Nature of Relationship.

It is agreed and understood that each of the Parties, in the performance of its obligations under this Agreement, is an independent contractor, and that nothing herein contained will be deemed to create an agency, partnership, joint venture, or likely relationship between the Parties. The Parties shall work together in good faith for supply and contract manufacturing associated with this Agreement.

6.     Notices.

Notices, demands, and other communications required or permitted to be given under this Agreement shall be in writing and shall be deemed to be made or given when personally delivered or five (5) business days after being mailed by registered or certified mail, postage prepaid, return receipt requested, or two (2) business days after being sent by recognized courier guaranteeing overnight or two-day delivery, to the Party to receive notice at its address set forth in the first paragraph of this Agreement, to the attention of the individual representing that Party under this Agreement, or at such other address as that Party may designate from time to time by notice hereunder.

7.     Modifications.

No waiver, amendment, or modification of this Agreement will be valid or binding unless written and signed by the Parties. Waiver by either Party of any breach or default of any clause of this Agreement by the other Party shall not operate as a waiver of any previous or future default or breach of the same or different clause of this Agreement.

8.     Severability.

In the event any one or more of the provisions contained in this Agreement should be held invalid, illegal, or unenforceable in any respect, the validity, legality, and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired.

9.     Governing Law.

This Agreement shall be construed according to and governed by the laws of the State of Delaware, without regard to any conflicts of law provisions. Any dispute, controversy, difference or claim arising out of or relating to this Agreement, including the existence, validity, interpretation, performance, breach or termination or this Agreement or any dispute regarding non-contractual obligations arising out of or relating to it shall be referred to and finally resolved by arbitration administered by the Hong Kong International Arbitration Centre (HKIAC) under the HKIAC Administered Arbitration Rules in force when the Notice of Arbitration is submitted. The seat of arbitration shall be Hong Kong. There shall be three arbitrators. The arbitration proceedings shall be conducted in English.

10.     Indemnification; Limitation of Liability.

10.1        Indemnification. Subject to the provisions of Sections 10.2 and 10.3, each Party shall defend, indemnify, and hold the other Party and its Affiliates and their respective directors, officers, agents, and employees harmless from and against any and all liabilities, claims, damages, and expenses (including without limitation actual court costs and reasonable attorneys’ fees regardless of outcome) resulting from or arising out of or in connection with any negligent or intentionally wrongful acts or omissions of the other Party or any of its Affiliates, or any breach by the other Party of any material representation, material warranty, or covenant made by it in this Agreement.

10.2        Exclusion of Consequential and Other Indirect Damages. TO THE FULLEST EXTENT PERMITTED BY LAW, NEITHER PARTY WILL BE LIABLE TO THE OTHER PARTY, ITS AFFILIATES, OR ANY OTHER PERSON WITH RESPECT TO THE SUBJECT MATTER OF THIS AGREEMENT FOR ANY INJURY TO OR LOSS OF GOODWILL, REPUTATION, BUSINESS, PRODUCTION, REVENUES, PROFITS, ANTICIPATED PROFITS, CONTRACTS, OR OPPORTUNITIES (REGARDLESS OF HOW THESE ARE CLASSIFIED AS DAMAGES), OR FOR ANY CONSEQUENTIAL, INCIDENTAL, INDIRECT, EXEMPLARY, SPECIAL, PUNITIVE, OR ENHANCED DAMAGES WHETHER ARISING OUT OF BREACH OF CONTRACT, TORT (INCLUDING NEGLIGENCE), STRICT LIABILITY, PRODUCT LIABILITY, OR OTHERWISE (INCLUDING THE ENTRY INTO, PERFORMANCE, OR BREACH OF THIS AGREEMENT), REGARDLESS OF WHETHER SUCH LOSS OR DAMAGE WAS FORESEEABLE OR THE PARTY AGAINST WHOM SUCH LIABILITY IS CLAIMED HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH LOSS OR DAMAGE, AND NOTWITHSTANDING THE FAILURE OF ANY AGREED OR OTHER REMEDY OF ITS ESSENTIAL PURPOSE; PROVIDED, NOTHING IN THIS SECTION 10 SHALL LIMIT THE OBLIGATION OF A PARTY UNDER THIS SECTION 10 FOR LOSSES PURSUANT TO A THIRD PARTY CLAIM OR THE LIABILITY OF A PARTY FOR A BREACH OF ITS CONFIDENTIALITY OBLIGATIONS UNDER THIS AGREEMENT.

10.3        Indemnification Procedure. The Party claiming indemnification (the “Indemnified Party”), after being advised of any assertions of any such third party claims or suits or upon the bringing or filing of such claims or suits by any third party against the Indemnified Party, shall promptly notify the Party from which indemnification is sought (the “Indemnifying Party”) thereof; provided, that the failure to promptly notify shall not affect the Indemnifying Party’s obligations hereunder except to the extent the Indemnifying Party is prejudiced by the delay in notification. The Indemnified Party shall permit the Indemnifying Party’s attorneys to control the defense of such claims or suits at the Indemnifying Party’s cost. The Indemnified Party shall co-operate with the Indemnifying Party in the defense of such claims or suits. The Parties agree that there shall be no settlements, whether agreed to in court or out of court, without the prior written consent of the Indemnifying Party.

11.     Confidentiality.

11.1        General. Each Party (the “Discloser”) may from time to time disclose to the other Party (the “Recipient”) certain Confidential Information (as defined below) of the Discloser. Recipient agrees to receive in confidence from Discloser all of Discloser’s Confidential Information. Recipient agrees that it, its employees, contractors, representatives, successors, assigns, Affiliates, parents, subsidiaries, officers, directors, and the like shall, for the Confidentiality Period, (a) hold Discloser’s Confidential Information in strict confidence, use a high degree of care in safeguarding Discloser’s Confidential Information, and take all precautions reasonably necessary to protect Discloser’s Confidential Information including, without limitation, all precautions Recipient normally employs with respect to its own Confidential Information; (b) not divulge any of Discloser’s Confidential Information or any information derived therefrom to any third person; (c) not make any use whatsoever at any time of Discloser’s Confidential Information, except as is necessary or appropriate in the exercise of Recipient’s rights or licenses or performance of Recipient’s specific duties under this Agreement; (d) except pursuant to the license granted in Section 2.1, not copy, reverse engineer, alter, modify, break down, melt down, disassemble or transmit any of Discloser’s Confidential Information;(e) notify Discloser in writing immediately upon discovery of any unauthorized use or disclosure of Discloser’s Confidential Information by Recipient or its employees or any third party; and (f) upon demand by Discloser, promptly return, or, at Discloser’s option, destroy, and certify to Discloser the destruction of, all documents, papers, files, notes, samples and materials of any kind, including copies or reproductions thereof, to the extent they contain Discloser’s Confidential Information. “Confidentiality Period” means (i) for all Confidential Information that constitutes a ‘trade secret’ under applicable law, the period beginning on the date of disclosure to the Recipient and ending on when such Confidential Information is no longer a trade secret under applicable law or (ii) for all other Confidential Information, the period beginning on the date of disclosure to the Recipient and ending on the date that is five (5) years after the expiration or termination of this Agreement.

11.2        Definition of Confidential Information. For purposes hereof, the term “Confidential Information” means any and all confidential and/or proprietary knowledge, data or information of a Party in tangible or intangible form that is in writing and marked as CONFIDENTIAL INFORMATION (or if transmitted orally or visually, identified as such by the Discloser at the time of disclosure, and identified in writing to the Recipient, as CONFIDENTIAL INFORMATION, within thirty (30) days after such oral or visual disclosure), including without limitation trade secrets, techniques, sketches, drawings, models, inventions, products, know how, processes, apparatus, equipment, algorithms, technology, software programs, software source documents, formulae, research, experimental work, development, design details, and specifications, engineering, financial information, procurement requirements, operations, purchasing, manufacturing, customer lists, business forecasts, sales and merchandising, and marketing plans and information. Notwithstanding anything to the contrary above, Licensor’s materials and information delivered, transferred or otherwise provided to Licensee under this Agreement, including those transferred under Section 2.2 and/or disclosed under Section 2.3, constitutes Licensor’s Confidential Information under this Section 11.2, subject to exceptions to “Confidential Information” further described hereof. The definition of “Confidential Information” shall not include information (a) that is already known by Recipient prior to disclosure, unless Recipient is subject to pre-existing obligations to keep such information confidential; (b) that is publicly known or becomes publicly known without breach of Recipient’s obligations under this Agreement; (c) that is rightfully acquired by Recipient from a third party who or which is not subject to any restriction on disclosure or use of such information; or (d) that is independently developed by employees of Recipient without knowledge or reference to any of Discloser’s Confidential Information. Recipient will have the burden of proof respecting any of the aforementioned events on which Recipient may rely as excluding information from the definition of “Confidential Information”.

11.3        Exception. The restrictions on the disclosure of a Party’s Confidential Information under this Section 11 shall not apply to the extent that (i) information is required to be disclosed under order of a court of competent jurisdiction, provided that Recipient promptly notifies Discloser of such order and reasonably cooperates in any action by the Discloser to seek a protective order (or similar order) with respect to such Confidential Information and to oppose such disclosure, or (ii) such information must be disclosed to the Securities and Exchange Commission or other regulatory body as part of an initial public offering or as otherwise required by law, provided that Recipient notifies Discloser of such proposed disclosure to such regulatory body by the Discloser to seek a confidential treatment with respect to such Confidential Information.

11.4        Acknowledgments.

(a)        Recipient acknowledges that Discloser’s Confidential Information is valuable information, whether technical or nontechnical, of use in Discloser’s trade or business, and that unauthorized use or disclosure by Recipient will harm Discloser economically. Recipient acknowledges that all or some of the Confidential Information may constitute a trade secret under the law and agrees to be bound by the law of unfair competition and applicable trade secret law as to that portion of the Confidential Information.

(b)        Recipient acknowledges and agrees that due to the unique nature of Discloser’s Confidential Information, there may be no adequate remedy at law for any breach of Recipient’s obligations hereunder, which breach may result in irreparable harm to Discloser, and therefore, that upon any such breach or any threat thereof, Discloser may be entitled to appropriate equitable relief, including injunction, without the requirement of posting a bond, in addition to whatever remedies it might have at law.

12.     Survival.

The following provisions of this Agreement as well as any right, obligation, or required performance of the Parties in this Agreement which, by its express terms or nature and context is intended to survive termination or expiration of this Agreement, will survive any such termination or expiration: Section 1 (Definitions), Section 2.4(a) – (e) (Use and Non-Disclosure), Section 2.7(b)-(c), 2.8(Use of Licensor’s Patents and Trademarks and other Identifiers) , Section 0 (Effect of Termination), Section 5 (Nature of Relationship), and Sections 6 – 18.

13.     Taxes.

(a)        Licensor shall be responsible for the payment of all transfer, registration, stamp, value added, sales, use and excise taxes, duties, levies, and all other similar charges imposed by any U.S. federal, state, local, or non-U.S. governmental authority with respect to the Royalty Fees and any other amounts payable by Licensee under this Agreement (“Transfer Taxes”). Licensor shall, at its sole cost and expense, timely file any tax return or other document with respect to such Transfer Taxes (and Licensee shall cooperate with respect thereto as necessary).

(b)        In no event shall either Party pay or be responsible for any taxes imposed on or based on the other Party’s income, revenues, gross receipts, personnel or real or personal property, or other assets.

(c)        Licensee (and its representatives) shall be entitled to deduct and withhold from the amounts otherwise payable to any Person pursuant to this Agreement, such amounts as it is required to deduct and withhold with respect to the making of such payment under any provision of U.S. federal, state, local or non-U.S. tax law. If Licensee (or its representatives) withholds any such amounts, the amounts so withheld shall be treated for all purposes of this Agreement as having been paid to the Person that otherwise would have received such amount but for such withholding to the extent such amounts are remitted to the appropriate taxing authority.

14.     Export Laws.

The Parties acknowledge that this Agreement is subject to compliance with applicable United States laws, regulations, or orders including those that may relate to the export of technical data and equipment, such as International Traffic in Arms Regulations (“ITAR”) and/or Export Administration Act/Regulations (“EAR”), as may be amended, and agree to comply with all such laws, regulations or orders. It is the intent of the Parties not to disclose any export-controlled information. However, if a Party determines that export-controlled information must be disclosed, such Party will provide the other Party with written notice containing the nature of the export-controlled information prior to any exchange of export-controlled information. Licensee is solely responsible for any violation of such laws and regulations involving Licensee or its sublicensees, and will defend, indemnify, and hold harmless Licensor if any legal action of any nature results from any such violation.

15.     Further Assurances.

Each Party shall and shall cause their respective Affiliates to, upon the reasonable request, and at the sole cost and expense, of the other Party, promptly execute such documents and take such further actions as may be necessary to give full effect to the terms of this Agreement.

16.     Entire Agreement.

This Agreement (including any Exhibits hereto) contains all of the terms of the Agreement between the Parties and supersedes any previous oral or written agreement between the Parties with respect to the subject matter hereof (including the Original Agreement).

17.    Bankruptcy Code Section 365(n). All rights and licenses under the Licensed Intellectual Property granted under or pursuant to this Agreement are, and shall otherwise be deemed to be, for purposes of Section 365(n) of the United States Bankruptcy Code (the “Bankruptcy Code”), licenses of rights to “intellectual property”, including as defined under Section 101 of the Bankruptcy Code. Licensee, as licensee of such rights under this Agreement, shall retain and may fully exercise all of its rights and elections under the Bankruptcy Code in the event of the commencement of a bankruptcy proceeding by or against licensor under the Bankruptcy Code, including the right to treat this Agreement as terminated or to retain its rights as a licensee under this Agreement.

18.     Headings.

The term “days” refers to calendar days. All headings are for informational purposes only and are not binding on the Parties.

19.     Language.

This agreement is prepared and signed both in English and Chinese language. If there are different interpretations between the Chinese and English version, the English version shall prevail.

20.     Counterparts.

This Agreement may be executed in separate counterparts, each of which shall be an original, but which together shall constitute one and the same instrument. A facsimile or .pdf copy of a signature of a Party hereto, if delivered by that Party to the other Party hereto, shall have the same effect and validity as an original signature.

(This space intentionally left blank)

IN WITNESS WHEREOF, the duly authorized representatives of the Parties have executed this Agreement as of the day, month and year first above written.

SF Motors, Inc., d/b/a SERES.		Electric Last Mile, Inc
By:	/s/ Yu Zheng	By:	/s/ James Taylor
Name:	Yu Zheng	Name:	James Taylor
Title:	Secretary of the Corporation	Title:	Chief Executive Officer

SIGNATURE PAGE TO EXCLUSIVE IP LICENSE AGREEMENT

EXHIBIT A

List of Licensed Intellectual Property

#	文件名称	Doc. name	备注
1	整车BOM	BOM list
2	3D数据	3D data (overall size)	三维数模为外形尺寸
3	零部件2D图纸	2D drawing for components (vehicle BOM level parts drawing, L level materials of BOM list)	提供图纸为整车BOM中采购级物料（整车BOM中L级物料）
4	整车配置表	Vehicle configuration table
5	维修手册	Maintenance manual
6	使用说明书	User manual
7	结构图册	Parts manual
8	整车通用技术条件	General technical requirements
9	电动车专用技术条件	EV related technical requirements
10	零部件检查技术条件	Parts inspection requirements (for vehicle BOM level parts, L level materials of BOM list)	提供零部件检查技术条件为整车BOM中采购级物料（整车BOM中L级物料）
11	关键零部件与CCC清单	Key components and CCC list
12	白车身专用技术条件	BIW technical requirements
13	涂装车身专用技术条件	Painted body technical requirements
14	工艺装备数据（检具）	Process equipment data (checking fixtures)	工厂自制件检具
15	工艺装备数据（模具）	Process equipment data (Tooling)	工厂自制件模具
16	工艺装备数据（夹具）	Process equipment data (Jigs&fixtures)
17	生产线平面布置图	Production line layout
18	工艺流程图	Flow chart
19	工艺卡	Process card (welding, painting and GA)	（焊装、涂装、总装）
20	总装物流配送清单	GA logistics distribution list
21	辅料消耗定额	Consumable list
22	辅料检查技术条件	Consumable checking requirements
23	整车电控单元软件版本信息	VCU software version info
24	工艺人员定编	Workstation personnel
25	控制计划	Control plan
26	关键工序清单	Key process list
27	过程特殊特性清单	Special process list
28	工具、设备清单	Tool and equipment list
29	盛具清单	List of containers
30	车型使用专利清单	List of vehicle patents
31	公告检测报告	China standard test report-if needed

Note: all documents will be provided in Chinese, Licensee shall be responsible for translation into other language if needed.

Ex-A-1

EXHIBIT B

EC35 Cargo van

Lenth mm	4500
Width mm	1680
Height mm	1985
Wheelbase mm	3050
Cargo Size mm	2570*1440*1270
Gross Weight kg	2600
Curb Weight kg	1520
Battery Capacity (kWh)	41.4
Peak Power( kW)	60
Motor cooling	Water Cooling
Front Suspension	Independent Mac Pherson Strut
Rear Suspension	Leaf Spring
Steering	Electric Power Assisted
ABS	YES
Parking Sensor	YES

Ex-B-1

D51 mini truck

Gasoline

Lenth mm	5450
Width mm	1600
Height mm	2050
Wheelbase mm	3400
Cargo Size mm	3400*1600*370
Gross Weight kg	3450
Curb Weight kg	1330
Battery Capacity (kWh)	-
Peak Power( kW)	82（Engine）
Motor cooling	Water Cooling
Front Suspension	Independent Mac Pherson Strut
Rear Suspension	Leaf Spring
Steering	Electric Power Assisted
ABS	optional
Parking Sensor	optional

Ex-B-2